                                                                   EXHIBIT(a)(2)


                             ARTICLES SUPPLEMENTARY
                        CREATING AND FIXING THE RIGHTS OF
                      ______% CUMULATIVE PREFERRED STOCK OF
                  THE GABELLI CONVERTIBLE SECURITIES FUND, INC.


         The Gabelli Convertible Securities Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has authorized the issuance of a series of ______ shares of preferred stock, par value $.001 per share, of the Corporation designated as the "____% Cumulative Preferred Stock" (the "Cumulative Preferred Stock") and has provided for the issuance of shares of such class.

         SECOND: The preferences, voting powers, rights, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of the Cumulative Preferred Stock of the Corporation as set by the Board of Directors are as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Unless the context or use indicates another or different meaning or intent, the following terms when used in these Articles Supplementary shall have the meanings set forth below, whether such terms are used in the singular or plural and regardless of their tense:

         "Accountant's Certificate" shall mean a letter or certificate signed by or on behalf of a nationally recognized independent public accounting firm.

         "Adjusted Value" of each S&P Eligible Asset shall be computed as follows:

                  (i) Cash shall be valued at 100% of the face value thereof;
and
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                  (ii) all other S&P Eligible Assets shall be valued at the
Discounted Value thereof; and

                  (iii) each asset that is not a S&P Eligible Asset shall be valued at zero.

         "Administrator" shall mean the other party to the Administration Agreement with the Corporation and which shall initially be BISYS Fund Services Limited Partnership.

         "Adviser" means Gabelli Funds, Inc., a New York corporation, or such other person as shall be serving as the investment adviser of the Corporation.

         "Asset Coverage" means, asset coverage, as defined in Section 18(h) of the 1940 Act, of at least 200%, or such other percentage as may be required under the 1940 Act, with respect to all outstanding senior securities of the Corporation constituting stock, including all outstanding shares of Cumulative Preferred Stock.

         "Basic Maintenance Amount" means, as of any Valuation Date, the dollar amount equal to (i) the sum of (A) the product, calculated separately for each series of Cumulative Preferred Stock, of the number of shares of each series of Cumulative Preferred Stock Outstanding on such Valuation Date multiplied by the Liquidation Preference per share; (B) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each outstanding share of Cumulative Preferred Stock from the most recent Dividend Payment Date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to a series of the Cumulative Preferred Stock, then from the Date of Original Issue) through the Valuation Date plus all dividends to accumulate on the Preferred Stock then Outstanding during the [70] days following such Valuation Date or, if less, during the number of days following such Valuation Date that shares of Preferred Stock called for redemption are scheduled to remain Outstanding; (C) the Corporation's other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation by the issuance of Common Stock shall not be included as a liability) and such liabilities projected


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
to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); (D) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(C) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (ii) (A) the Adjusted Value of any of the Corporation's assets if such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of shares of Preferred Stock or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-1+ or A-1+, and are irrevocably held by the Corporation's custodian bank in a segregated account or deposited by the Corporation with the Paying Agent for the payment of the amounts needed to redeem or repurchase Preferred Stock subject to redemption or repurchase or any of (i)(B) through (i)(E) and provided that in the event the Corporation has repurchased Cumulative Preferred Stock at a price of less than the Liquidation Preference thereof and irrevocably segregated or deposited assets as described above with its custodian bank or the Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Cumulative Preferred Securities to be repurchased from (i) above.

         "Basic Maintenance Cure Date" means [14] calendar days following a Valuation Date, such date being the last day upon which the Corporation's failure to comply with paragraph 5(a)(ii)(A) of Article II hereof could be cured.

         "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the City of New York are authorized by law to close.


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
         "Certificate of Basic Maintenance Amount" shall have the meaning set forth in Section 5(a)(iii) of these Articles Supplementary.

         "Charter" means the Articles of Incorporation, as amended and supplemented (including these Articles Supplementary), of the Corporation on file in the State Department of Assessments and Taxation of Maryland.

         "Common Stock" means the Common Stock, par value $.001 per share, of the Corporation.

         "Convertible Diversification Percentage" means the sum, expressed as a percentage, of (i) the product of (A) a fraction the numerator of which is the Market Value of evidences of indebtedness held by the Corporation and qualifying as S&P Eligible Assets pursuant to clause (e) thereof prior to application of the proviso thereto ("Eligible Convertibles") that are rated AAA to AAA- by S&P and the denominator of which is the Market Value of Eligible Convertibles multiplied times (B) .50; (ii) the product of (A) a fraction the numerator of which is the Market Value of Eligible Convertibles that are rated AA+ to A- by S&P and the denominator of which is the Market Value of Eligible Convertibles multiplied times (B) .333; and (iii) the product of (A) a fraction the numerator of which is the Market Value of all other Eligible Convertibles and the denominator of which is the Market Value of Eligible Convertibles multiplied times (B) .25.

         "Corporation" means The Gabelli Convertible Securities Fund, Inc., a Maryland corporation.

         "Cumulative Preferred Stock" means the ____% Cumulative Preferred Stock, par value $.001 per share, of the Corporation.

         "Cure Date" shall mean the second Business Day after each Business Day as of which the aggregate Adjusted Value of all S&P Eligible Assets is less than the Basic Maintenance Amount or the Corporation fails to have Asset Coverage [or as of which the aggregate Fair Market Value of the Securities and other assets of the Corporation is less than 130% of the sum of the aggregate Preferred Stock Redemption Amount for all shares of Preferred Stock then Outstanding and the aggregate Preferred Stock Redemption Amount (as defined in the applicable articles


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
supplementary relating to any other Preferred Stock issued by the Corporation and rated by the Rating Agencies) applicable to any other Preferred Stock of the Corporation outstanding on such date].

         "Date of Original Issue" shall have the meaning set forth in paragraph 1(a) of Article II hereof.

         "Deposit Assets" means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Corporation has S&P Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Security shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Security but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

         "Discount Factor" shall mean, with respect to any asset specified below, the following applicable number:

Type of S&P Eligible Asset                                                 Discount Factor
--------------------------                                         ------------------------------

                                                                    For S&P             For S&P
                                                                   Seasoned            Unseasoned
                                                                   Eligible             Eligible
                                                                    Assets               Assets
                                                                   --------             ----------


Common stocks...............................................          1.85                2.44
Preferred stocks rated AAA to
    BBB- or issued by Issuers hav-
    ing senior debt rated at least
    BBB-....................................................          2.40                  --
Convertible bonds rated AAA to
    AAA-....................................................          1.65                  --
Convertible bonds rated AA+ to
    AA-.....................................................          1.70                  --
Convertible bonds rated A+ to
    A-......................................................          1.75                  --
Convertible bonds rated BBB+ to
    BBB-....................................................          1.80                  --
Convertible bonds rated BB+ to
    BB-.....................................................          1.85                  --
Convertible bonds rated B+ to
    B-......................................................          1.90                  --
Convertible bonds rated CCC+................................          2.05                  --
Convertible bonds rated CCC.................................          2.20                  --


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

Type of S&P Eligible Asset                                                 Discount Factor
--------------------------                                         ------------------------------

                                                                    For S&P             For S&P
                                                                   Seasoned            Unseasoned
                                                                   Eligible             Eligible
                                                                    Assets               Assets
                                                                   --------             ----------


U.S. Short-Term Money Market
    Investments.............................................          1.00                  --
U.S. Government Obligations ma-
    turing between 90 days and one
    year....................................................          1.05                  --
U.S. Government Obligations ma-
    turing between 1 year and 5
    years...................................................          1.15                  --
U.S. Government Obligations ma-
    turing between 5 years and 10
    years...................................................          1.18                  --
U.S. Government Obligations ma-
    turing between 10 years and 15
    years...................................................          1.20                  --
U.S. Government Obligations ma-
    turing between 15 years and 30
    years                                                             1.30                  --
Unsecured U.S. Government Agency
    obligations (add .10 to corre-
    sponding maturity for U.S. Gov-
    ernment Obligations)....................................
Other Indebtedness rated AAA to
    AAA-....................................................          1.50                  --
Other Indebtedness rated AA+ to
    AA-.....................................................          1.55                  --
Other Indebtedness rated A+ to
    A-......................................................          1.60                  --
Other Indebtedness rated BBB+ to
    BBB-....................................................          1.65                  --
Other Indebtedness rated BB+ to
    BB-.....................................................          1.70                  --
Other Indebtedness rated B+ to B............................          1.80                  --
Other Indebtedness rated B-.................................          1.90
Other Indebtedness rated CCC+...............................          2.05                  --
Other Indebtedness rated CCC................................          2.20                  --


         "Discounted Value" means, with respect to a S&P Eligible Asset, the quotient of (A) in the case of non-convertible fixed income instrument, the lower of the principal amount (accreted principal to the extent such instrument accretes interest) or liquidation preference


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
and the Market Value thereof or (B) in the case of any other S&P Eligible Assets, the Market Value thereof, divided by the applicable Discount Factor.

         "Dividend Payment Date" means, with respect to the Preferred Stock, any date on which dividends declared by the Board of Directors thereon are payable pursuant to the provisions of paragraph 1(a) of Article II hereof and shall have a correlative meaning with respect to any other class or series of Preferred Stock.

         "Dividend Period" shall have the meaning set forth in paragraph 1(a) of
Article II hereof.

         "Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is with respect to the company an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

         "Industry Classification" means a six-digit industry classification in the Standard Industry Classification system published by the United States.

         "Liquidation Preference" shall, with respect to the Cumulative Preferred Stock, have the meaning set forth in paragraph 2(a) of Article II hereof and shall have a correlative meaning with respect to any other class or series of Preferred Stock.

         "Market Capitalization" shall mean, with respect to any issue of common stock, as of any date, the product of (a) the number of shares of such common stock issued and outstanding as of the close of business on the date of determination thereof and (b) the Market Value per share of such common stock as of the close of business on the date of determination thereof.

         "Market Value" means the amount determined by State Street Bank and Trust Company (so long as prices are provided to it by Telekurs N.A., Inc. or another pricing service approved by S&P in writing), or, if S&P agrees in writing, the then bank custodian of the Corporation's assets or such other party approved by S&P in writing, with respect to specific S&P Eligible Assets of the Corporation as follows: (i) Securities listed on an exchange or on the NASDAQ National Market System shall be


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
valued on the basis of the last reported sale on the Valuation Date or, if no sale is reported for such Valuation Date, then at their last reported bid price for such day for exchange-listed securities and at the average of their last reported bid and asked prices for such Valuation Date for NASDAQ National Market System securities; and (ii) bonds, notes, debentures, preferred stocks and other fixed income instruments not included in (i) above may be valued by reference to other securities with comparable ratings, interest rates and maturities, using established independent pricing services.

         Notwithstanding the foregoing, "Market Value" may, at the option of the Corporation with respect to any of its assets, mean the amount determined with respect to specific S&P Eligible Assets of the Corporation in the manner set forth below:

                  (a) as to any common or preferred stock which is a S&P Eligible Asset, (i) if the stock is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (ii) if there was no reported sales price on the Valuation Date, the lower of two bid prices for such stock provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by S&P) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect S&P then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such S&P Eligible Asset shall have a Market Value of zero;

                  (b) as to any U.S. Government Obligation, Short Term Money Market Instrument (other than demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements) and commercial paper, the product of (i) the principal amount (accreted principal to the extent such instrument accretes interest) of such instrument, and (ii) the lower of the bid prices for the same kind of instruments having, as nearly


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
as practicable, comparable interest rates and maturities provided by two recognized dealers having minimum capitalization of $25,000,000 (or otherwise approved for such purpose by S&P) or by one such dealer and any other source (provided that the utilization of such source would not adversely affect S&P's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such S&P Eligible Asset will have a Market Value of zero;

                  (c) as to cash, demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements included in Short Term Money Market Instruments, the face value thereof;

                  (d) as to any other evidence of indebtedness which is a S&P Eligible Asset, (i) the product of (A) the unpaid principal balance of such indebtedness as of the Valuation Date and (B)(1) if such indebtedness is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if such indebtedness is not traded on a national securities exchange or quoted on the NASDAQ System, the lower of the bid prices for such indebtedness provided by two recognized dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by S&P's) or by one such dealer and any other source (provided that the utilization of such source would not adversely affect S&P's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, plus (ii) accrued interest on such indebtedness or, if two bid prices cannot be obtained, such S&P Eligible Asset shall have a Market Value of zero.

         "1940 Act" means the Investment Company Act of 1940, as amended.

         "Notice of Redemption" shall have the meaning set forth in paragraph 3(c)(i) of Article II hereof.

         "Officers' Certificate" means a certificate signed by any two of the President, a Vice President, the Treasurer or the Secretary of the Corporation or by any one of the foregoing and an Assistant Treasurer or Assistant Secretary of the Corporation.

         "Other Indebtedness Diversification Percentage" means the sum, expressed as a percentage, of (i) the product of (A) a fraction the numerator of which is the Market Value of evidences of indebtedness held by the Corporation and qualifying as S&P Eligible Assets pursuant to clause (d) thereof prior to the application of the proviso thereto ("Eligible Debt") that are rated AAA to AAA- by S&P and the denominator of which is the Market Value of Eligible Debt times (B) .50; (ii) the product of (A) a fraction the numerator of which is the Market Value of Eligible Debt rated AA+ to A- by S&P and the denominator of which is the Market Value of Eligible Debt times (B) .333; (iii) the product of
(A) a fraction the numerator of which is the Market Value of Eligible Debt rated BBB+ to BBB- by S&P and the denominator of which is the Market Value of Eligible Debt times (B) .20; (iv) the product of (A) a fraction the numerator of which is the Market Value of Eligible Debt rated BB+ to BB- by S&P and the denominator of which is the Market Value of Eligible Debt times (B) .12; and (v) the product of
(A) a fraction the numerator of which is the Market Value of Eligible Debt rated B+ to CCC by S&P and the denominator of which is the Market Value of Eligible Debt times (B) .08.

         "Outstanding," when used with respect to Preferred Stock, shall mean, as of a particular date, all Preferred Stock theretofore issued and delivered by the Corporation, except:

                  (1) any such share of Preferred Stock thereto- fore cancelled by the Corporation or delivered to the Corporation for cancellation;

                  (2) any such share of Preferred Stock as to which a Redemption Notice shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Corporation in trust for or was paid by


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
                  the Corporation to the holder of such share pursuant to these Articles Supplementary; and

                  (3) any such share in exchange for or in lieu of which other shares have been issued and delivered pursuant to these Articles Supplementary.

         "Paying Agent" means State Street Bank and Trust Company and its successors or any other paying agent appointed by the Corporation.

         "Preferred Stock" means the preferred stock, par value $.001 per share, of the Corporation, and includes the Cumulative Preferred Stock.

         "Quarterly Valuation Date" means the last Valuation Date in March, June, September and December of each year, commencing ________, 1997.

         "Redemption Price" has the meaning set forth in paragraph 3(a) of
Article II hereof.

         "Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation (or, in the case of an instrument specified by clauses (i) and (ii) below, on the Valuation Date), the remaining terms to maturity thereof are not in excess of 90 days:

                  (i)  U.S. Government Obligations;

                  (ii) commercial paper that is rated at the time of purchase or acquisition and the Valuation Date at least A-1+ by S&P and is issued by an issuer (or guaranteed or supported by a person or entity other than the issuer) whose long-term unsecured debt obligations are rated at least AA- by S&P;

                  (iii) demand or time deposits in, or certificates of deposit of, or banker's acceptances issued by (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia) if, in each case, the commercial paper, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company at the time of purchase or acquisition and the Valuation Date, have (1) credit ratings from S&P of at least A-1+ in the case of commercial paper and (2) credit ratings from S&P of at least AA- in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's shall be at least A-; and provided, further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the commercial paper, if any, of such depository institution or trust company is not rated below A-1 by S&P and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of instruments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation);

                  (iv) repurchase obligations with respect to any U.S. Government Obligation entered into with a depository institution, trust company or securities dealer (acting as principal) which is rated (A) at least AA- by S&P if the maturity is three months or less, (B) at least A+ by S&P if the maturity is two months or less and (C) at least A by S&P if the maturity is one month or less; and

                  (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company meeting the credit rating requirements of commercial paper and long-term unsecured debt obligations specified in clause
(iii) above, provided that the interest receivable by the Corporation shall be payable in U.S. dollars and shall not be subject to any withholding or similar taxes.

         "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, and if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Corporation.

         "S&P Eligible Assets" shall mean the sum of S&P Seasoned Eligible Assets and S&P Unseasoned Eligible Assets.

         "S&P Seasoned Eligible Assets" shall mean any of the following held by the Corporation:

                  (a) Deposit Assets;

                  (b) U.S. Government Obligations;

                  (c) Unsecured evidences of indebtedness of U.S. Government Agencies;

                  (d) evidences of indebtedness other than Deposit Assets and U.S. Government Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation and that satisfy all of the following conditions: (i) such evidence of indebtedness is rated at least CCC by S&P; (ii) if such evidence of indebtedness is rated BB+ to CCC by S&P, the original issue size thereof is at least $100 million as to 80% of such evidences of indebtedness and at least $50 million to 20% of such evidences of indebtedness;
(iii) the issuer of such evidences of indebtedness files periodic financial statements with the U.S. Securities and Exchange Commission; provided, however, that the Corporation's holdings of such evidences of indebtedness of any single issuer that satisfies the conditions set forth in clauses (i), (ii) and (iii) above shall be included in S&P Eligible Assets only to the extent that if such evidence of indebtedness is rated AAA to A-, BBB+ to BBB-, BB+ to BB- or B+ to CCC by S&P, the aggregate Market Value of such evidences of indebtedness of such issuer held by the Corporation do not exceed 10%, 5%, 4% or 3%, respectively, of the Market Value of the Corporation's S&P Eligible Assets and the aggregate Market Value of the Corporation's holdings of all other similarly eligible evidence of indebtedness of issues in the same Industry Classification, does not exceed the applicable "Other Indebtedness Diversification Percentage" of the aggregate Market Value of the Corporation's S&P Eligible Assets.

                  (e) evidences of indebtedness other than Deposit Assets and U.S. Government Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy all of the following conditions: (i) such evidence of indebtedness is rated at least CCC by S&P; and
(ii) if such evidence of indebtedness is rated BB+ to CCC by S&P, the Market Capitalization of the issuer of such evidence of indebtedness is at least $100 million; provided, however, that the Corporation's holdings of such evidences of indebtedness of any single issuer that satisfies the conditions set forth in clauses (i) and (ii) above shall be included in S&P Eligible Assets only to the extent that if such evidence of indebtedness is rated AAA to A-, BBB+ to BBB-, BB+ to BB- or B+ to CCC by S&P, the aggregate Market Value of such evidences of indebtedness of such issuer held by the Corporation do not exceed 10%, 5%, 4% or 3%, respectively, of the Market Value of the Corporation's S&P Eligible Assets and the aggregate Market Value of such S&P Eligible Assets, when added to the aggregate Market Value of the Corporation's holdings of all other similarly eligible evidences of indebtedness of issuers in the same Industry Classification, does not exceed the applicable Convertible Diversification Percentage of the aggregate Market Value of the Corporation's S&P Eligible Assets;

                  (f) preferred stocks that satisfy all of the following conditions: (i) such preferred stock is rated at least BBB- or the senior debt of the issuer of such preferred stock is rated at least BBB-; (ii) the Market Capitalization of the issuer of such preferred stock is at least $100 million;
(iii) such preferred stock is traded on a recognized national securities exchange or quoted on the National Market System (or any equivalent or successor thereto) of Nasdaq; (iv) dividends on such preferred stock are cumulative; and
(iv) the original issue size of such preferred stock is at least $50 million;
and

                  (g) common stocks that satisfy all of the following conditions: (i) such common stock (including the common stock of any predecessor or constituent issuer) has been traded on a recognized national securities exchange or quoted on the National Market System (or any equivalent or successor thereto) of Nasdaq for at least 450 days, (ii) the Market Capitalization of such issuer of common stock exceeds $100 million, (iii) the issuer of such common stock is not an entity that elects to be taxed under Section 856 of the Code or that is treated as a partnership for federal income taxes, (iv) if such issuer is organized under the laws of any jurisdiction other than the United States, any state thereof, any possession or territory thereof or the District of Columbia, the common stock of such issuer held by the Corporation is traded on a recognized national securities exchange or quoted on the National Market System of Nasdaq either directly or in the form of depository receipts and (v) if such issuer is registered as an investment company under the 1940 Act, such issuer does not invest more than 25% of the value of its gross assets in securities that are not S&P Eligible Assets by reason of clause (iv) above; provided, however, that the Corporation's holdings of the common stock of any single issuer that satisfies the conditions set forth in clauses (i) through (v) above shall be included in S&P Seasoned Eligible Assets only to the extent that (1) such holdings may be sold publicly by the Corporation at any time without registration, (2) to the extent remaining eligible after the operation of item
(1) above, the aggregate Market Value of such holdings does not exceed 5% of the Market Capitalization of such issuer of common stock, (3) to the extent remaining eligible after the operation of items (1) and (2) above, such holdings do not exceed a number of shares representing 5% of (x) the Market Capitalization of such issuer of common stock, less (y) the number of outstanding shares of such common stock held by directors and executive officers of the issuer of such common stock (such number to be computed solely by reference to information on file with the Commission on the last day of the preceding calendar month), (4) to the extent remaining eligible after the operation of items (1) through (3) above, such holdings do not exceed a number of shares representing the average weekly trading volume of such common stock during the preceding 30 day period, (5) to the extent remaining eligible after the operation of items (1) through (4) above, the aggregate Market Value of such holdings, when added to the aggregate Market Value of the Corporation's holdings of all other similarly eligible shares of common stock of issuers in the same Industry Classification (other than Utilities, as to which this item
(5) shall not apply), does not exceed 25% of the aggregate Market Value of the Corporation's S&P Eligible Assets and (6) to the extent remaining eligible after the operation of items (1) through (5) above, the aggregate Market Value of such holdings in excess of 5% of the aggregate Market Value of the Corporation's S&P Eligible Assets, when added to the aggregate Market Value of the Corporation's holdings of all other similarly eligible shares of each other issuer in excess of 5% of the aggregate Market Value of the Corporation's S&P Eligible Assets, does not exceed 30% of the aggregate Market Value of the Corporation's S&P Eligible Assets.

         Notwithstanding the foregoing, an asset will not be considered an S&P Seasoned Eligible Asset if it (A) is held in a margin account, (B) is subject to any material lien, mortgage, pledge, security interest or security agreement of any kind or (C) has been deposited irrevocably for the payment of dividends, redemption payments or any other payment or obligation hereunder.

         "S&P Unseasoned Eligible Assets" shall mean any common stock that would be an S&P Seasoned Eligible Asset but for the fact that the 450 trading day requirement of clause (i) of the definition thereof is not satisfied.

         "U.S. Government Agencies" means Government National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and the Farm Credit System.

         "U.S. Government Obligations" means direct non-callable obligations of the United States, provided that such direct obligations are entitled to the full faith and credit of the United States and that any such obligations, other than United States Treasury Bills and U.S. Treasury Securities Strips, provide for the periodic payment of interest and the full payment of principal at maturity.

         "Valuation Date" means the day specified by the Board of Directors for the weekly determination of net asset value of the Corporation.

         "Voting Period" shall have the meaning set forth in paragraph 4(b) of
Article II hereof.


                                    ARTICLE I

                           CUMULATIVE PREFERRED STOCK

         1.       Dividends.

         (a) Holders of shares of Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the rate of ____% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Cumulative Preferred Stock and no more, payable quarterly on the 25th day of the last month of each calendar quarter(each a "Dividend Payment Date") commencing December 25, 1997 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Cumulative Preferred Stock as they appear on the stock register of the Corporation at the close of business on the preceding 23rd day of the last month of each calendar quarter (or, if any such day is not a Business Day, then on the next succeeding Business Day), as the case may be, in preference to dividends on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Cumulative Preferred Stock in payment of dividends. Dividends on shares of Cumulative Preferred Stock shall accumulate from the date on which such shares are originally issued ("Date of Original Issue"). Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period." Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors.

         (b)(i) No dividends shall be declared or paid or set apart for payment on shares of Cumulative Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends have been or contemporaneously are declared and paid on all outstanding shares of Cumulative Preferred Stock through the most recent Dividend Payment Dates therefor. If full cumulative dividends are not paid on the shares of Cumulative Preferred Stock, any dividends on the shares of Cumulative Preferred Stock shall be paid pro rata on all outstanding shares of Cumulative Preferred Stock. No holders of shares of Cumulative Preferred Stock shall be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in this paragraph 1(b)(i) on shares of Cumulative Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Cumulative Preferred Stock that may be in arrears.

                  (ii) For so long as shares of Cumulative Preferred Stock are Outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the Cumulative Preferred Stock as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on parity with the Cumulative Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to or on parity with the Cumulative Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock of the Corporation ranking junior to or on parity with the Cumulative Preferred Stock as to dividends and upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Corporation's S&P Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Corporation shall have Asset Coverage, (B) full cumulative dividends on all shares of Cumulative Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent) and (C) the Corporation has redeemed the full number of shares of Cumulative Preferred Stock required to be redeemed by any provision contained herein for mandatory redemption.

                  (iii) Any dividend payment made on the shares of Cumulative Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest Dividend Period for which dividends have not been paid.

         (c) Not later than the Business Day next preceding each Dividend Payment Date, the Corporation shall deposit with the Paying Agent Deposit Assets having an initial combined value sufficient to pay the dividends that are payable on such Dividend Payment Date, which Deposit Assets shall mature on or prior to such Dividend Payment Date. The Corporation may direct the Paying Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

         2. Liquidation Rights.

         (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Cumulative Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Cumulative Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all unpaid dividends accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

         (b) If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation avail-able for distribution among the holders of all outstanding shares of Cumulative Preferred Stock, and any other outstanding class or series of Preferred Stock of the Corporation ranking on a parity with the Cumulative Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Cumulative Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the holders of shares of Cumulative Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends has been paid in full to the holders of shares of Cumulative Preferred Stock, no dividends or distributions will be made to holders of the Common Stock or any other stock of the Corporation ranking junior to the Cumulative Preferred Stock as to liquidation.

         3. Redemption.

         Shares of the Cumulative Preferred Stock shall be redeemed by the Corporation as provided below:

         (a) Mandatory Redemptions.

         If the Corporation is required to redeem any shares of Cumulative Preferred Stock pursuant to paragraphs 5(b) or 5(c) of Article II hereof, then the Corporation shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on such Cure Date, give a Notice of Redemption (which shall specify a redemption date that is not fewer than 30 days nor more than 45 days after the date of such notice) with respect to the redemption of Cumulative Preferred Stock on such redemption date. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Cumulative Preferred Stock equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Corporation having Asset Coverage or an Adjusted Value of its S&P Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, on such Cure Date or, if the Asset Coverage or an Adjusted Value of its S&P

Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the shares of Cumulative Preferred Stock, at a price equal to $25.00 per share plus accumulated but unpaid dividends (whether or not earned or declared by the Corporation) through the date of redemption (the "Redemption Price"). In the event that shares of Cumulative Preferred Stock are redeemed pursuant to paragraph 5(b) of Article II hereof, the Corporation may, but is not required to, redeem a sufficient number of shares of Cumulative Preferred Stock pursuant to this paragraph 3(a) in order that the Corporation have Asset Coverage with respect to the remaining shares of Cumulative Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption is as great as [275%].

         (b) Optional Redemptions.

         Prior to May 15, 2002, the Corporation may not redeem Cumulative Preferred Stock at its option unless such redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing May 15, 2002 and thereafter, and prior thereto to the extent necessary to maintain the Corporation's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, to the extent permitted by the 1940 Act and Maryland law, the Corporation may at any time upon Notice of Redemption redeem the Cumulative Preferred Stock in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 30 days nor more than 45 days after the date of such notice.

         (c) Procedures for Redemption.

                  (i) If the Corporation shall determine or be required to redeem shares of Cumulative Preferred Stock pursuant to this paragraph 3, it shall mail a written notice of redemption ("Notice of Redemption") with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation on the record date in respect of such redemption established by the Board of Directors. Each such Notice of Redemption shall state: (A) the redemption date; (B) the number of shares of Cumulative Preferred Stock to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price; (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption; (F) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (G) the provisions of this paragraph 3 under which such redemption is made. If fewer than all shares of Cumulative Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

                  (ii) If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption the Corporation shall (A) deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock to be redeemed which Deposit Securities shall mature on or prior to such redemption date and
(B) give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Cumulative Preferred Stock called for redemption on the redemption date. The Corporation may direct the Paying Agent with respect to the investment of any Deposit Securities so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Cumulative Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption any cash in excess of the aggregate Redemption Price of the shares of Cumulative Preferred Stock called for redemption on such date and any remaining Deposit Securities. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Cumulative Preferred Stock so called for redemption shall look only to the Corporation for payment thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Securities so deposited.

                  (iii) On or after the redemption date, each holder of shares of Cumulative Preferred Stock that are subject to redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

                  (iv) In the case of any redemption of less than all of the shares of Cumulative Preferred Stock pursuant to these Articles Supplementary, such redemption shall be made pro rata from each holder of shares of Cumulative Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption.

                  (v) Notwithstanding the other provisions of this paragraph 3, the Corporation shall not redeem shares of Cumulative Preferred Stock unless all accumulated and unpaid dividends on all outstanding shares of Cumulative Preferred Stock for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends shall have been deposited with the Paying Agent as set forth in paragraph 1(c) of Article II hereof.

                  (vi) If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Cumulative Preferred Stock to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Cumulative Preferred Stock as it shall have legally available funds, or is otherwise able, to redeem ratably from each holder whose shares are to be redeemed and the remainder of the shares of the Cumulative Preferred Stock required to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

         4. Voting Rights.

         (a) General.

         Except as otherwise provided by law or as specified in the Charter or By-Laws, each holder of shares of Cumulative Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Corporation, and the holders of outstanding shares of Preferred Stock, including Cumulative Preferred Stock, and of shares of Common Stock shall vote together as a single class; provided that, at any meeting of the shareholders of the Corporation held for the election of directors, the holders of outstanding shares of Preferred Stock, including Cumulative Preferred Stock, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect such number of directors or, when added to any other director or directors subject to election from time to time by holders of the Corporation's Preferred Stock, shall equal two. Subject to paragraph 4(b) of Article II hereof, the holders of outstanding shares of capital stock of the Corporation, including the holders of outstanding shares of Preferred Stock, including the Cumulative Preferred Stock, voting as a single class, shall elect the balance of the directors.

         (b) Right to Elect Majority of Board of Directors.

         During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital stock of the Corpora-

tion), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

                  (i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of Cumulative Preferred Stock equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends; or

                  (ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act.

         Upon the termination of a Voting Period, the voting rights described in this paragraph 4(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 4(b).

         (c) Right to Vote with Respect to Certain Other Matters.

         So long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of Preferred Stock outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of Cumulative Preferred Stock or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of Preferred Stock are outstanding, the Corporation shall not approve any of the actions set forth in the preceding sentence which materially adversely affects the contract rights expressly set forth in the Charter of a holder of shares of a series of Preferred Stock differently than those of a holder of shares of any other series of Preferred Stock without the affirmative vote of the holders of at least a majority of the shares of Preferred Stock of each series materially adversely affected and outstanding at such time (each such materially adversely affected series voting separately as a class). The Corporation shall notify S&P at least ten Business Days prior to any such vote described above. Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including Cumulative Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of security holders under
Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase "vote of the holders of a majority of the outstanding shares of Preferred Stock" shall have the meaning set forth in the 1940 Act. The class vote of holders of shares of Preferred Stock, including Cumulative Preferred Stock, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including Cumulative Preferred Stock, voting together as a single class, necessary to authorize the action in question.

         (d) Modification of Certain Provisions Without Vote.

         The calculation of Adjusted Value, Basic Maintenance Amount and the elements of each of them and the definitions of such terms and elements may be modified by action of the Board of Directors without further action by the Stockholders if the Board of Directors determines that such modification is necessary to prevent a reduction in rating of the shares of Preferred Stock by the Rating Agency or is in the best interests of the holders of shares of Common Stock and is not adverse to the holders of Preferred Stock in view of advice to the Corporation in writing by the Rating Agency that such modification would not adversely affect its then-current rating of the shares of Cumulative Preferred Stock.

         To the extent the Corporation is unable to obtain an opinion of counsel to the effect that operation of the foregoing sentence is enforceable in the circumstances then obtaining, the calculation of Adjusted Value, Basic Maintenance Amount and the elements of each of them and the definitions of such terms and the elements thereof shall be adjusted from time to time without further action by the Board of Directors and the Stockholders only to reflect changes made thereto independently by the Rating Agency if the Rating Agency has advised the Corporation in writing separately
(a) of such adjustments and (b) that the revised calculation definition would not cause such Rating Agency to reduce or withdraw its then-current rating of the shares of Preferred Stock. The adjustments contemplated by the preceding sentence shall be made effective upon the time the Corporation receives the written notice from the Rating Agency to the effect specified in clause (b) of the preceding sentence. Any such modification may be rescinded or further modified by action of the Board of Directors and Stockholders.

         (e) Voting Procedures.

                  (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 4(b) above, the Corporation shall call a special meeting of such holders and instruct the Paying Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Paying Agent or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 4(b) above. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

                  (ii) For purposes of determining any rights of the holders of Cumulative Preferred Stock to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, a share of Cumulative Preferred Stock which is not Outstanding shall not be counted.

                  (iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock, including Cumulative Preferred Stock, to elect directors shall continue, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Stock, including Cumulative Preferred Stock, and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

                  (iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Stock, including Cumulative Preferred Stock, pursuant to paragraph 4(b) above shall terminate, the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Preferred Stock, including Cumulative Preferred Stock, to elect additional directors pursuant to paragraph 4(b) above shall cease, subject to the provisions of the last sentence of paragraph 4(b).

         (f) Exclusive Remedy.

         Unless otherwise required by law, the holders of shares of Cumulative Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The holders of shares of Cumulative Preferred Stock shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the shares of Cumulative Preferred Stock, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 4.

         5. Coverage Tests.

         (a) Determination of Compliance.

         For so long as any shares of Cumulative Preferred Stock are Outstanding, the Corporation shall make the following determinations:

                  (i) Asset Coverage. The Corporation shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any share of Cumulative Preferred Stock is Outstanding.

                  (ii)  Basic Maintenance Amount Requirement.

                           (A) For so long as any shares of Cumulative
Preferred Stock are outstanding, the Corporation shall maintain, on each Valuation Date, S&P Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain S&P Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Corporation shall use all commercially reasonable efforts to reattain S&P Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

                  (iii)  Certificate of Basic Maintenance Amount.

         So long as S&P is rating the Preferred Stock at the request of the Corporation and except to the extent waived by S&P, as of each Business Day and each Cure Date, the Corporation shall cause the Administrator to determine the aggregate Adjusted Value of all S&P Eligible Assets on that day and whether such aggregate Adjusted Value on such date equals or exceeds the Basic Maintenance Amount on such date. The calculations of the Adjusted Value of all S&P Eligible Assets and Basic Maintenance Amount, and whether the aggregate Adjusted Value of S&P Eligible Assets equals or exceeds the Basic Maintenance Amount shall be set forth in a certificate (a "Certificate of Basic Maintenance Amount"), dated as of each such Business Day and Cure Date and signed by an Authorized Officer. The Corporation shall cause the Administrator to deliver (by facsimile or otherwise) a Certif-icate of Basic Maintenance Amount to the Corporation by 11:00 a.m. New York time on the Business Day to which such certificate relates. With respect to the Certificate of S&P Required Asset Coverage relating to (1) each Business Day which is the first Business Day in the months of January, April, July and October of each year, and (2) another day during each calendar quarter, which day shall be selected at random by the independent accountants signing the Accountant's Certificate referred to below, the Corporation shall cause the Administrator to deliver to the Corporation, within three Business Days of each such date, an Accountant's Certificate (in substantially such form as may be agreed upon by the Company and the Administrator with the consent of S&P) certifying as to (i) the mathematical accuracy of the calculations reflected in the related Certificate of S&P Required Asset Coverage, including the calculation of the Adjusted Value of the S&P Eligible Assets referred to therein and confirming that the S&P Eligible Assets referred to therein conform to the definition of S&P Eligible Assets herein, (ii) that the methodology used by the Administrator in determining whether the Adjusted Value of S&P Eligible Assets equals or exceeds the Basic Maintenance Amount is in accordance with the applicable requirements of these Articles Supplementary, and (iii) that the written or published price quotations used in such determination conform to such written or published quotations and that the S&P Eligible Assets listed in such Certificate of Basic Maintenance Amount constitute S&P Eligible Assets as defined herein. In the event that a Certificate of Basic Maintenance Amount is not delivered to the Corporation when required, the S&P Required Asset Coverage will be deemed not to have been met as of the applicable date. If such Accountant's Certificate shall differ from the Administrator's calculations, then the Accountant's Certificate shall control unless any such difference results from an error in calculation by the preparers of the Accountant's Certificate.

                  (iv)  Notice of Basic Maintenance Amount.

                           The Corporation shall cause to be delivered to S&P,
promptly after receipt thereof by the Corporation (but in no event later than the close of business on the second Business Day next succeeding the following dates) the Certificate of Basic Maintenance Amount with respect to each of the following dates: (a) the Date of


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
Original Issue for the Cumulative Preferred Stock, (b) each date as of which the Adjusted Value of all S&P Eligible Assets is less than the Basic Maintenance Amount, (c) each Cure Date, (d) each date as of which the Adjusted Value of all S&P Eligible Assets is less than or equal to 105% of the Basic Maintenance Amount, (e) each Business Day which is the first Business Day in the months of January, April, July and October, (f) the date on which any Common Stock is repurchased redeemed by the Corporation and (g) whenever requested by S&P.

                  (v) Delivery of Accountant's Certificate to S&P.

                           The Corporation shall cause to be delivered to S&P
as soon as practicable after receipt thereof (but in no event later than 5 business days after the Corporation's receipt thereof) the Accountant's Certificate relating to the Certificate of Basic Maintenance Amount with respect to each of the following dates: (a) the Date of Original Issue for the Preferred Stock; (b) each Cure Date; (c)(1) each Business Day which is the first Business Day in the months of January, April, July and October and (2) another day during each calendar quarter, which day shall be selected at random by the independent accountants signing the Accountant's Certificate.

         (b)  Failure to Meet Asset Coverage.

         If the Corporation fails to have Asset Coverage as provided in paragraph 5(a)(i) hereof and such failure is not cured as of the related Cure Date, the Corporation shall give a Notice of Redemption as described in paragraph 3 of Article II hereof with respect to the redemption of a sufficient number of shares of Cumulative Preferred Stock or other Preferred Stock to enable it to meet the requirements of paragraph 5(a)(i) above, and, at the Corporation's discretion, such additional number of shares of Cumulative Preferred Stock or other Preferred Stock in order that the Corporation have Asset Coverage with respect to the shares of Cumulative Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption is as great as 275%, and deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock or other Preferred

Stock to be redeemed, as contemplated by paragraph 3(a) of Article II hereof.

         (c) Failure to Maintain S&P Eligible Assets having an Adjusted Value At Least Equal to the Basic Maintenance Amount.

         If the Corporation fails to have S&P Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 5(a)(ii)(A) above and such failure is not cured by the related Cure Date, the Corporation shall give a Notice of Redemption as described in paragraph 3 of
Article II hereof with respect to the redemption of a sufficient number of shares of Cumulative Preferred Stock or other Preferred Stock to enable it to meet the requirements of paragraph 5(a)(ii)(A) above, and deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock or other Preferred Stock to be redeemed, as contemplated by paragraph 3(a) of Article II hereof.

         (d) Status of Shares Called for Redemption.

         For purposes of determining whether the requirements of paragraphs 5(a)(i) and 5(a)(ii)(A) hereof are satisfied, (i) no share of the Cumulative Preferred Stock shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Securities to pay the full Redemption Price for such share shall have been deposited in trust with the Paying Agent and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Securities deposited with the Paying Agent shall not be included in determining whether the requirements of paragraphs 5(a)(i) and 5(a)(ii)(A) hereof are satisfied.

         6. Certain Other Restrictions.

         (a) For so long as the Cumulative Preferred Stock is rated by S&P, the Corporation will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Corporation to have S&P Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Corporation's S&P Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Corporation's assets in a manner reasonably expected to reduce the Adjusted Value of the Corporation's S&P Eligible Assets, unless the Corporation shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Corporation's S&P Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any shares of Common Stock or repurchase any shares of Common Stock, unless the Corporation shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Corporation continued to satisfy the requirements of paragraph 5(a)(ii)(A) of Article II hereof.

         For so long as the Cumulative Preferred Stock is rated by S&P, unless the Corporation shall have received written confirmation from S&P, the Corporation may engage in the lending of its portfolio securities only in an amount of up to [5%] of the Corporation's total assets, provided that the Corporation receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Investments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Corporation for purposes of determining compliance with
Article 5 hereof.

         (c) For so long as the Cumulative Preferred Stock is rated by S&P, the Corporation shall not consolidate the Corporation with, merge the Corporation into, sell or otherwise transfer all or substantially all of the Corporation's assets to another entity or adopt a plan of liquidation of the Corporation, in each case without providing prior written notification to S&P.

         7. Limitation on Incurrence of Additional Indebted- ness and Issuance of Additional Preferred Stock

         (a) So long as any shares of Cumulative Preferred Stock are Outstanding, the Corporation may issue and sell one or more series of a class of senior securities of the Corporation representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that (i) if the Corporation is using the proceeds (net of all offering expenses payable by the Corporation) of such additional indebtedness to purchase all or a portion of any shares of the Cumulative Preferred Stock or to repay, redeem or otherwise refinance all or a portion of any shares of the Cumulative Preferred Stock and/or any other indebtedness or Preferred Stock of the Corporation then outstanding or if such indebtedness constitutes a temporary bank borrowing (not in excess of 5% of the value of the Corporation's total assets) for emergency or extraordinary purposes, then the Corporation shall, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, have an "asset coverage" for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then outstanding, or (ii) if the Corporation is using the proceeds (net of all offering expenses payable by the Corporation) of such additional indebtedness for any other purpose, then the Corporation shall, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, have an "asset coverage" for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then outstanding, and, (iii), in the case of either (i) or (ii) above, no such additional indebtedness shall have any preference or priority over any other indebtedness of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Corporation then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a).

         (b) So long as any shares of Cumulative Preferred Stock are Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the shares of Cumulative Preferred Stock, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, have an "asset coverage" for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the shares of Cumulative Preferred Stock and all other Preferred Stock of the Corporation then outstanding, and (ii) no such additional Preferred Stock shall have any preference or priority over any other Preferred Stock of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of dividends.

IN WITNESS WHEREOF, The Gabelli Convertible Securities Fund, Inc. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state that to the best of their knowledge, information and belief the matters and facts herein set forth with respect to approval are true in all material respects, all on _____________, 1997.


                                                 THE GABELLI CONVERTIBLE
                                                 SECURITIES FUND, INC.



                                                 By ___________________________
                                                    Name:
                                                    Title:


Attest:

________________________________

________________________________
Secretary